Exhibit 99.1
For Release 1 p.m. PDT
May 6, 2010
Trubion Pharmaceuticals, Inc. Reports First-Quarter 2010 Financial Results
SEATTLE, May 6, 2010—Trubion Pharmaceuticals, Inc. (NASDAQ: TRBN) today announced financial results for its first-quarter ended March 31, 2010.
First-Quarter 2010 Financial Results
Revenue for the first quarter of 2010 was $5.5 million compared with $4.2 million for the first quarter of 2009. Revenue was primarily earned through Trubion’s strategic collaborations with Pfizer for the development of CD20-directed candidates, including TRU-015 and SBI-087 and Facet Biotech, for the development of CD37-directed targets, including TRU-016.
During the first quarter of 2010, Trubion recognized $1.8 million in revenue from its Facet collaboration. The $1.8 million is comprised of $0.6 million for recognition of the $20 million upfront fee and $1.4 million equity premium and $1.2 million for collaborative research funding.
The increase in revenue related to the Facet collaboration was partially offset by lower revenue recognized from Trubion’s collaboration with Pfizer. The decrease in revenue was related to the amount of reimbursable legal fees. Revenue from the Pfizer collaboration for the three months ended March 31, 2010 was comprised of $2.6 million for collaborative research funding and $1.2 million for recognition of the $40 million upfront fee compared to $3.0 million for collaborative research funding and $1.2 million for recognition of the $40 million upfront fee in Q1 2009.
Total operating expenses for the first quarter of 2010 were $11.5 million compared with $15.2 million for the first quarter of 2009. The decrease in operating expenses was primarily due to lower outside manufacturing costs related to TRU-016, and lower personnel and non-cash stock-based compensation expenses due to the restructuring in 2009 and the resignation of Trubion’s chief executive officer in November 2009.
Net loss for the first quarter of 2010 was $6.1 million, or $0.30 per diluted common share, compared with a net loss of $11.0 million, or $0.61 per diluted common share, for the first quarter of 2009.
Trubion had $46.3 million in cash, cash equivalents and investments as of March 31, 2010, compared with $54.8 million as of Dec. 31, 2009.
“In the first quarter, we continued to advance the development of our product candidates which included Pfizer’s initiation of a Phase 2 clinical trial of SBI-087 in rheumatoid arthritis,” said Steven Gillis, executive chairman, acting president, and chairman of the board of directors at Trubion. “We look forward to sustained momentum in the second quarter as we partner with Facet, now a wholly owned subsidiary of Abbott Laboratories, to execute on a robust clinical development plan for TRU-016 and we present clinical data updates on several of our product candidates at scientific congresses.”
Recent Milestones
•	In January 2010, Trubion’s partner, Pfizer, initiated a Phase 2 clinical trial of SBI-087 (PF-05230895) for the treatment of RA. SBI-087 is a next-generation, humanized Small Modular ImmunoPharmaceutical (SMIPTM) protein therapeutic directed against the CD20 antigen. SBI-087 is also being evaluated in a Phase 1 clinical trial for systemic lupus erythematosus (SLE).

•	In April, Abbott announced it completed its acquisition of Facet, which will now operate as a wholly owned subsidiary of Abbott. Abbott has informed Trubion that it remains interested in TRU-016 and intends to proceed with its development.
2010 Outlook
Trubion has revised its 2010 guidance based on a change in timing of the anticipated milestone of $6 million from Facet for the initiation of the Phase 2 portion of the TRU-016 study in CLL patients. This milestone is now currently expected to be achieved in the first half of 2011 as a result of protocol modifications that are designed to optimize the dose level and regimen. The maximum tolerated dose has not been reached. As a result, Trubion has increased its anticipated annual operating cash requirements from $27-$32 million to $33-$38 million and lowered its anticipated revenues from $25-$30 million to $19-$24 million. The revised guidance, which does not include any additional cash receipts associated with potential new partnerships, is as follows:
•	Trubion anticipates 2010 revenues to be approximately $19 million-$24 million earned through the company’s Pfizer and Facet collaborations.

•	Operating cash requirements in 2010 are expected to be approximately $33 million-$38 million.
Based on its current forecast, and excluding any proceeds from potential new partnerships or financings, Trubion expects that its existing capital resources will support the company’s operations into the second half of 2011.
Earnings Conference Call Details
Trubion will host a conference call and webcast to discuss its first-quarter 2010 financial results and provide an update on business activities. The call will be held May 6 at 2 p.m. Pacific Time, 5 p.m. Eastern Time. The live event will be available from Trubion’s website at http://investors.trubion.com, or by calling (877) 564-1186 or (973) 409-9686. A replay of the discussion will be available beginning at 8 p.m. Eastern Time from Trubion’s website or by calling (800) 642-1687 or (706) 645-9291 and entering 71357019. The telephone replay will be available until May 13, 2010.
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed SMIP therapeutics such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the company’s Pfizer collaboration. Trubion’s product pipeline also includes TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies developed under the company’s Facet collaboration. In addition to Trubion’s current clinical stage product pipeline, the company is also developing its multi-specific SCORPION technology, both for targeting cell-surface molecules as well as simultaneously neutralizing soluble ligands. More information is available in the investors section of Trubion’s website: http://investors.trubion.com/index.cfm.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs, the timing and availability of data resulting from these programs and the intentions of the company’s collaboration partners, including Facet and its parent corporation, Abbott, the company’s future regulatory filings and the timing and outcome thereof, the company’s receipt of future milestone payments under existing collaborations, the company’s projected cash requirements for future periods and other projected financial results. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s Pfizer collaboration, including Pfizer’s control over development timelines and over decisions regarding the advancement of some of the company’s clinical development programs, risks associated with the company’s Facet collaboration, including Facet’s and Abbott’s control over development timelines and over decisions regarding the advancement of some of the company’s clinical development programs, the risks that the company is unable to advance its clinical development programs and regulatory applications and action at the rate it expects, the risks that data resulting from our clinical development programs are unfavorable or uncertain, the risk that we do not achieve the milestones we expect to generate milestone payments under our collaboration agreements or otherwise do not receive these milestone payments for any reason, the risk that our projected cash requirements exceed our expectations and such other risks as identified in the company’s report on Form 10-Q for the quarter ended March 31, 2010, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G
Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals, Inc.
(206) 838-0500
jdenike@trubion.com
http://www.trubion.com
Waggener Edstrom Worldwide Healthcare
Amy Petty
Account Manager
(617) 576-5788
amyp@waggeneredstrom.com
(Financial Tables Follow)

TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended March 31,
	2010	2009
Revenue	$5,512	$4,212

Operating expenses:
Research and development	9,016	12,079
General and administrative	2,521	3,110

Total operating expenses	11,537	15,189

Loss from operations	(6,025)	(10,977)
Interest income	15	118
Interest expense	(119)	(140)

Net loss	$(6,129)	$(10,999)

Basic and diluted net loss per share	$(0.30)	$(0.61)

Shares used in computation of basic and diluted net loss per share	20,387	17,899

	March 31,	December 31,
	2010	2009
Balance Sheet Data:
Cash and cash equivalents	$16,597	$22,304
Investments	29,682	32,542
Total assets	57,102	65,380
Deferred revenue	33,470	35,262
Total stockholders’ equity	9,640	15,094
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